[Letterhead of The Cassandra Group, Inc.]

December 3, 1998

Board of Directors
Paradise Music & Entertainment, Inc.
53 West 23rd Street - 11th Floor
New York, NY 10010

Gentlemen:

Re: Purchase of $2 million of Registered and Unrestricted Common Stock.

This letter contains a general recitation of the material business terms to be incorporated into any definitive common stock subscription agreement(s) (the "Definitive Agreement(s)") which we agree to negotiate, in good faith, pursuant to which we have agreed to purchase, for the benefit of our clients, $2 million in registered and unrestricted securities of Paradise Music & Entertainment, Inc. ("Paradise"). This letter sets forth our mutual intent and understanding, but is not meant to be binding upon either party (except for Sections 3(a) and (b) which shall be binding) unless and until we both execute and deliver a Definitive Agreement covering the subject matter discussed below. If either party decides that it no longer wishes to pursue the transaction contemplated hereunder for any reason, such terminating party shall give the other party prompt written notice to such effect. We presently contemplate that the Definitive Agreement will cover the following material terms:

Section 1: Sale of $2 Million Common Stock.

      (a) The Definitive Agreement will provide that the Company, a Delaware corporation, will sell us $2 million in common stock ("Equity") at a price of $1.00 per share on such terms set forth in the term sheet annexed hereto which is incorporated herein by reference with the same force and effect as if recited here in its entirety. The Equity shall be denominated in such increments and in the names of the investors as we otherwise direct. The Equity will be sold to certain investors we represent pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). As soon as we provide you with the names of the subscribers, the amounts of their subscriptions, their addressees and social security numbers, and their subscriptions for $2 million (with an initial funding of $500,000) you will promptly file a registration statement on Form S-3 relating to the Equity being sold hereunder.

      (b) We agree to use our best efforts to cause the first $500,000 of subscriptions (the "Initial Subscriptions") to be funded on or before December 4, 1998, but you acknowledge and understand that we cannot guaranty with any certainty, the date of such first funding. In the event that we have not funded the Initial Subscriptions on or before December 15, 1998, you reserve the right to terminate this Agreement. We agree to fund the remaining $1.5 million in Equity subscriptions (the "Remaining Equity Subscriptions") promptly upon the effective date of the registration statement relating to the Equity.

      (c) In the event that the S-3 registration statement relating to the $2 million in Equity is not effective by the 90th day after its filing with the Securities Exchange Commission, we reserve the right to (i) put back to the Company at a price of $1.00 per share the Equity represented by the Initial Subscriptions, and (ii) cancel all Remaining Equity Subscriptions.

Section 2: Employment Agreements and Board Representation. As a condition to funding the Equity, a letter agreement in the form annexed hereto must be executed by each of Messrs. Loeffler, Doyle, and Flynn and the current Board of Directors must deliver resolutions in the form annexed hereto.

Section 3: Miscellaneous.

      (a) The parties represent, warrant and covenant to each other that no party is entitled to any broker's or finder's fee in connection with the transaction contemplated hereby. Paradise (and each of its executive officers and directors, regardless of whether they are executing counterparts of this letter), agree that they will not, jointly or severally, undertake or engage in any discussions or negotiations with any third party or otherwise solicit interest with respect to the sale or financing of Paradise, its assets, its businesses, or any transaction involving the sale of all or substantially all of the stock or assets of Paradise, or any other arrangement or understanding which would adversely effect the ability of Paradise to consummate the transaction as contemplated hereunder or diminish the worth of its business or assets in any way for a period of five (5) months from the date of the execution of this letter agreement.

      (b) The parties agree that they shall not issue any press releases or make any public statements relating to the execution of this letter, or the transactions contemplated hereby without first receiving the consent of the other party hereto, such consent not to be unreasonably withheld. The content of any such press release or statement shall be subject to the reasonable prior review and comment by the other party and their counsel.

      (c) Except as set forth in the attached term sheet, the parties agree to bear all of their respective expenses in connection herewith and in consummating the transactions contemplated hereby.

      (d) This letter (including the term sheet annexed hereto) sets forth the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior consistent and inconsistent agreements, written or oral, with respect thereto.

      (e) This letter may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties hereto, or in the case of a waiver, signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

      (f) This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

      (g) This letter is not assignable except by operation of law or as specifically set forth herein.

      (h) All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may required.

      (i) This letter may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the above is satisfactory to you and adequately reflects our understanding, please acknowledge by executing in the space below provided.

                                        THE CASSANDRA GROUP, INC..

                                        By: /s/ Dana Giacchetto
                                            -------------------------------
                                            Dana Giacchetto, President


                                        AGREED TO AND ACCEPTED BY:

                                        PARADISE MUSIC & ENTERTAINMENT, INC.

                                        By: /s/ John Loeffler
                                            -------------------------------
                                            Name: John Loeffler
                                            Title: President

                              Private Placement of
                    $2 Million in Common Stock (the "Equity")
                                       to
           Certain Clients of The Cassandra Group, Inc. ("Investors")
                                       by
                Paradise Music & Entertainment, Inc. ("Paradise")

--------------------------------------------------------------------------------

                                   Term Sheet

--------------------------------------------------------------------------------

Equity: $2,000,000 in unrestricted Common Stock at the price at a price of $1.00 per share (the "Equity") issued pursuant to
                   Section 4(2) of the Securities Act of 1933.

Board Reps:        Investors to gain three (3) Board Representatives with full voting rights.

Closing and        Initial Subscription of $500,000 on December 1, 1998 (or as
Funding:           soon thereafter as practicable) with filing thereafter at the earliest practicable opportunity of an S-3 registration statement registering the shares underlying the full $2 million in Equity such that, upon registration, the full $2 million in Equity will be freely tradable and unrestricted;
                   The Remaining Equity Subscription balance of $1,500,000 will be funded on the effective date of the S-3 registration statement. In the event that the S-3 registration statement relating to the $2 million in Equity is not effective by the 90th day after its filing with the Securities Exchange
                   Commission, you reserve the right to (i) put back to the Company at a price of $1.00 per share the Equity represented by the Initial Subscriptions, and (ii) cancel all Remaining
                   Equity Subscriptions.

Use Of Proceeds:   (a) up to $750,000 in trade and other short-term payables
                   booked as of November 20, 1998;
                   (b) $200,000 production advance to Blessid Union of Souls (in fulfillment of existing contract terms);
                   (c) Up to $100,000 production/licensing advance for a Daryl
                   Hall solo album;
                   (d) funding of PUSH Records at an SG&A budget of $75,000 for December, 1998, $100,000 for January, 1999, and $125,000 for
                   February of 1999;
                   (e) funding of various marketing expenses related to PUSH
                   Record's existing and planned releases in the amount of $200,000 for the period beginning November 15, 1998 and ending January 31, 1999; and
                   (f) balance for Paradise Music and subsidiaries working capital.

Legal and          Company to pay up to $10,000 of Investors' transaction costs;
Accounting Fees:   The Company to bear the costs of outside counsel in preparing the transaction documents and S-3 registration statement.

Buyer's            o   Paradise agrees to "no shopping" of deal for five months
Conditions:            from date of execution of the letter agreement to which
                       this Term Sheet is annexed.

                   o Subject at all times to final terms, due diligence and legal documentation satisfactory to in its sole and absolute discretion.

Officers:          The Investors are making the investment on the basis of the following management team being in place prior to funding of the Equity:

                   John Loeffler:  Chairman and President ($25,000 per annum
                                   stipend from Paradise) plus $225,000 base from Rave with an earn up as per Employment Modification Letter Agreement.

                   Brian Doyle:    CEO ($50,000 per annum base from Paradise
                                   with profit sharing to be negotiated plus
                                   $100,000 base from each of All Access and PUSH Records with an earn up as per Employment Modification Letter Agreement).

                   Richard Flynn:  Chief Operating Officer ($50,000 from
                                   Paradise per annum plus $100,000 base from each of All Access and PUSH with an earn up as per Employment Modification Letter Agreement).

                   Philip Nappo:   Chief Financial Officer and VP of
                                   Acquisitions ($100,000 per annum base (with all benefits to which other executive officers are entitled, as a consultant for the first six months from Paradise with profit sharing and future salary to be negotiated).

                    The Investors believe that the record label is an integral component of Paradise and to incentivize the executives and employees thereof, Paradise must issue an additional 180,000 shares of common stock to each of Messrs. Doyle and Flynn (payable into a deferred compensation plan or as otherwise directed by such executives), and the Board must adopt a compensation plan pursuant to which key employees of Paradise will receive an allocation of up to 5% of the issued and outstanding shares of Paradise in the form of restricted stock awards under a deferred compensation plan, all to be awarded as the Board deems appropriate over calendar year 1999.